EXHIBIT 12.1

                             SOLA INTERNATIONAL INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)
                                   (Unaudited)

                                                Year Ended Year Ended Year Ended
                                                  March 31, March 31,  March 31,
                                                    1997      1996        1995
                                                   -------   -------     -------

Income from continuing operations before income
   taxes ......................................... $41,386   $48,612     $21,222
                                                   -------   -------     -------
Fixed charges:
             Interest ............................  16,187    12,412      18,068
             Amortization of financing costs .....     414       273         924
             Interest portion of rental expense ..   1,862     1,790       1,690
                                                   -------   -------     -------
             Total ...............................  18,463    14,475      20,682
                                                   -------   -------     -------

             TOTAL ............................... $59,849   $63,087     $41,904
                                                   =======   =======     =======

             Fixed charges ....................... $18,463   $14,475     $20,682
                                                   =======   =======     =======
             Ratio of earnings to fixed charges ..    3.24      4.36        2.03
                                                   =======   =======     =======